Exhibit 99.1
GENERAL GROWTH PROPERTIES
ANNOUNCES NEW DIRECTOR
CHICAGO, June 5, 2009—GENERAL GROWTH PROPERTIES, INC. today announced the appointment of William A. Ackman to its Board of Directors. Mr. Ackman brings more than 16 years of investment fund manager and advisor experience to the Company.
Mr. Ackman is the founder and managing member of the general partner of Pershing Square Capital Management, L.P., an investment advisor founded in 2003. He is a member of the Board of Dean’s Advisors of Harvard Business School and a Trustee of the Pershing Square Foundation. Pershing Square Capital Management and its affiliates own slightly less than 7.5% of the Company’s outstanding common stock.
“Bill brings an important perspective and creative thinking to our Board at this critical time in the Company’s development of a sustainable long-term capital structure and we look forward to his future contributions to the Company,” said Adam Metz, chief executive officer of General Growth Properties.
GGP Information
The Company currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is trading in the pink sheets under the symbol GGWPQ. The Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on April 16 and April 22, 2009. The Chapter 11 cases are being jointly administered under case number 09-11977 (ALG).
Forward Looking Statements
This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the impact of our bankruptcy filing, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness and interest rates, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage our strategic and financial review and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.